Exhibit 99.1

Investor Contact:	Charles C. Ward
877.847.0009

Constellation Energy Partners Receives Termination Notice

Related to Management Services Agreement

HOUSTON—(BUSINESS WIRE)—June 17, 2009—Constellation Energy Partners (NYSE Arca: CEP) today announced that its management services provider, Constellation Energy Partners Management, LLC, which is a wholly-owed subsidiary of Constellation Energy Group, Inc. (“Constellation”), has notified CEP that it will terminate the Management Services Agreement (“MSA”) effective Dec. 15, 2009.

“Constellation’s termination of the MSA is an event that we have planned for since last year,” said Stephen Brunner, the company’s President and Chief Executive Officer. “In anticipation of this event, we have undertaken efforts to hire key personnel and transition services away from Constellation in an orderly manner. Our operating expense forecast for 2009 takes into account the incremental costs associated with standing up the company, and we expect to complete this process by the MSA termination date.”

CEP will seek approval from its lenders of a plan for managing its business after termination of the MSA as required under the terms of the company’s credit agreements. The lenders may not unreasonably withhold or delay approval of the plan.

Additional information concerning the MSA can be found in the company’s filings with the Securities and Exchange Commission and on the company’s Web site (http://www.constellationenergypartners.com).

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.